Exhibit (a)(1)(F)

Member Holder

Acceptance Notice

CIM Commercial Trust Corporation:

Tender Offer for Series L Preferred Stock

To:                            CIM Commercial Trust Corporation (the “Issuer” or the “Offeror”)

via                     (the “TASE Member”)

Re: Tender Offer for CIM Commercial Trust Corporation Series L Preferred Stock

Whereas, according to the Offer to Purchase dated October 22, 2019 (as may be amended, the “Specification”), the Issuer commenced, in accordance with the terms thereof, a regular self-purchase Offer (as such term is defined in the Specification) to purchase up to 2,693,580 shares of its outstanding Series L Preferred Stock, par value $0.001 per share (“Series L Preferred Stock”); and

Whereas, I am the owner of Series L Preferred Stock, held through the TASE Member, in the deposit account numbered                     in the branch numbered                     of the TASE Member (the “Deposit Account”), and I wish to respond positively to the Offer of the Offeror as outlined in the Specification and in accordance with the terms of the Offer.

Now, therefore, I inform you as follows:

1.              I accept the Offer made by the Offeror as outlined in the Specification for an amount of                     shares of Series L Preferred Stock (the “Tendered Shares”).

2.              In this Acceptance Notice, my acceptance shall be deemed as an acceptance by a Member Holder, in accordance with Section 3 of the Specification (‘Procedures for Tender—Tenders to the Israeli Depository’) and a commitment to transfer the Tendered Shares. I acknowledge and understand that the Tendered Shares are subject to proration in accordance with the Specification, and that, as a result, all of the Tendered Shares may not be accepted by the Offeror for payment.

3.              I hereby declare and warrant that the Tendered Shares are owned by me, free and clear of all liens, restrictions, charges and encumbrances, and not subject to any claims or rights in favor of any third party, at the time of providing this Acceptance Notice, and that such Series L Preferred Stock will be in this same state at the time of transfer to the name of the Offeror in accordance with the Specification. I acknowledge that the correctness of this declaration is a precondition for the purchase of the Series L Preferred Stock by the Offeror and payment for the Series L Preferred Stock in accordance with the Specification.

4.              Please transfer to the Deposit Account the consideration (less any applicable withholding taxes) for all of the Tendered Shares that are accepted by the Issuer in accordance with the Specification.

Date	Full Name	I.D. Number or Corporation Number	Signature / Company Stamp